1st Quarter 2016 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

8	Consolidated Statements of Operations

9	Consolidated Balance Sheets

10	Schedule 1 – Funds From Operations and Adjusted Funds From Operations

11	Schedule 2 – Proportionate Adjusted Funds From Operations Presentation

12	Schedule 3 – Proportionate Property Net Operating Income

13	Schedule 4 – Proportionate Balance Sheet Data

14	Schedule 5 – Capitalization and Financial Metrics

16	Schedule 6 – Conventional Same Store Operating Results

19	Schedule 7 – Conventional Portfolio Data by Market

21	Schedule 8 – Apartment Community Disposition and Acquisition Activity

22	Schedule 9 – Capital Additions

23	Schedule 10 – Redevelopment and Development Portfolio

26	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports First Quarter Results, Raises 2016 Guidance
Denver, Colorado, April 28, 2016 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today results for first quarter 2016.
Chairman and Chief Executive Officer Terry Considine comments: “Aimco enjoyed a solid first quarter. Operating results were ahead of guidance with accelerating revenue growth and good cost control. New and renewal lease rates increased at a greater rate in first quarter 2016 than they did in first quarter 2015. Portfolio quality improved with average monthly revenue per apartment home now exceeding $1,860. Construction continues at two phased redevelopments in Center City Philadelphia: Park Towne Place and The Sterling. The Aimco balance sheet continues its steady improvement. For the fourth consecutive year, Aimco was recognized by The Denver Post as one of Colorado’s Top Workplaces.”

Chief Financial Officer Paul Beldin adds: “First quarter AFFO of $0.51 per share increased 11% compared to first quarter 2015 and was $0.05 per share ahead of the midpoint of our guidance range. Of this outperformance, $0.02 per share was driven by Same Store property operating results and $0.03 per share was due to the timing of income tax related items and Capital Replacements spending. We are increasing our full year Pro forma FFO and AFFO guidance by $0.01 at the midpoints to take into account first quarter results and our expectations for the balance of the year. We are also updating our full year Same Store NOI growth guidance to a range of 5.5% to 6.5%, an increase of 25 basis points at the midpoint.”
Financial Results: First Quarter AFFO Up 11%

	FIRST QUARTER
(all items per common share - diluted)	2016	2015	Variance
Net income	$0.15	$0.58	(74)%
Funds From Operations (FFO)	$0.57	$0.51	12%
Add back Aimco share of preferred equity redemption related amounts	$—	$0.01	(100)%
Pro forma Funds From Operations (Pro forma FFO)	$0.57	$0.52	10%
Deduct Aimco share of Capital Replacements	$(0.06)	$(0.06)	—%
Adjusted Funds From Operations (AFFO)	$0.51	$0.46	11%
Pro forma FFO (per diluted common share) - Year-over-year, first quarter Pro forma FFO increased 10% as a result of: Property Net Operating Income growth; increased contribution from redevelopment and acquisition communities; and lower interest expense. These increases were partially offset by lower non-core earnings, including tax benefit and amortization of deferred tax credit income, and by the loss of income from apartment communities that were sold in 2015.
Adjusted Funds from Operations (per diluted common share) - Year-over-year, first quarter AFFO increased 11% as a result of higher Pro forma FFO. As Aimco concentrates its investment capital in higher-quality, higher price point apartment communities, its free cash flow margins are increasing and contributing to a higher AFFO growth rate.

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Operating Results: First Quarter Conventional Same Store NOI Up 7.1%

	FIRST QUARTER
	Year-over-Year			Sequential
	2016	2015	Variance	4th Qtr.	Variance
Average Rent Per Apartment Home	$1,614	$1,535	5.1%	$1,604	0.6%
Other Income Per Apartment Home	179	177	1.1%	170	5.3%
Average Revenue Per Apartment Home	$1,793	$1,712	4.7%	$1,774	1.1%
Average Daily Occupancy	96.0%	95.9%	0.1%	95.5%	0.5%

$ in Millions
Revenue	$172.9	$165.0	4.8%	$170.2	1.6%
Expenses	53.9	53.9	0.1%	51.8	4.1%
NOI	$119.0	$111.1	7.1%	$118.4	0.5%
Conventional Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details new and renewal lease rates for Aimco’s first quarter 2016 Same Store portfolio.

2016	Jan	Feb	Mar	1st Qtr.
Renewal rent increases	5.7%	6.0%	6.3%	6.0%
New lease rent increases	2.8%	3.2%	4.4%	3.5%
Weighted average rent increases	4.0%	4.3%	5.4%	4.6%

Conventional Non-Same Store NOI - Aimco’s Conventional non-Same Store NOI for first quarter 2016 increased by 26% year-over-year and 3.3% as compared to fourth quarter 2015, primarily due to increasing contribution from Aimco’s Redevelopment apartment communities.

	FIRST QUARTER
	Year-over-Year			Sequential
$ in Millions	2016	2015	Variance	4th Qtr.	Variance
Conventional Redevelopment and Development	$11.1	$7.8	41.8%	$10.3	7.2%
Conventional Acquisition	0.8	0.1	782.6%	0.9	(10.7)%
Conventional Other	9.9	9.4	5.8%	9.9	(0.2)%
Total Conventional non-Same Store	$21.8	$17.3	26.0%	$21.1	3.3%
Redevelopment and Development: Progressing as Planned
During first quarter, Aimco invested $31 million in redevelopment, most of which related to the ongoing redevelopment of The Sterling and Park Towne Place, mixed-use communities located in Center City Philadelphia. Since 2014, Aimco has completed the redevelopment of 279 apartment homes, or 68% of the total approved for redevelopment, at The Sterling. At March 31, 2016, Aimco had leased 91% of the completed apartment homes in The Sterling, at rental rates above underwriting. At Park Towne Place, Aimco had completed redevelopment of 223 apartment homes, or 47% of the total approved for redevelopment. At March 31, 2016, Aimco had leased 88% of the completed apartment homes in Park Towne Place, at rental rates above underwriting. Costs for both projects are consistent with underwriting.

2

During first quarter, Aimco invested $15.6 million in its One Canal development in Boston. Aimco expects completion of construction in second quarter 2016. Leasing is progressing as planned and at March 31, 2016, 6% of the apartment homes were leased at rental rates ahead of underwriting. Initial occupancy is expected in May 2016.

Aimco continued the lease-up of Vivo, a 91 apartment home community located in Cambridge, Massachusetts. At March 31, 2016, 62% of the apartment homes were leased at rental rates above underwriting.
Portfolio Management: Revenue Per Apartment Home Up 9% to $1,864
Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality, and that is also diversified across large coastal and job growth markets in the U.S. Aimco target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois. Please refer to the Glossary for a description of our Portfolio Quality Ratings.
As part of its portfolio strategy, Aimco seeks to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in higher quality apartment communities through redevelopment of communities in its current portfolio, occasional development of new communities, and selective acquisitions. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality and expected growth rate of its portfolio.

	FIRST QUARTER
	2016	2015	Variance
Communities	139	141	(2)
Apartment Homes	40,376	42,566	(2,190)
% NOI in Target Markets	91%	87%	4%
Revenue per Apartment Home	$1,864	$1,704	9%
Portfolio Average Rents as a Percentage of Local Market Average Rents	112%	109%	3%
Percentage A (1Q 2016 Revenue per Apartment Home $2,367)	48%	43%	5%
Percentage B (1Q 2016 Revenue per Apartment Home $1,687)	35%	36%	(1)%
Percentage C+ (1Q 2016 Revenue per Apartment Home $1,552)	17%	19%	(2)%
Percentage C	—%	2%	(2)%
NOI Margin	68%	66%	2%
Free Cash Flow Margin*	62%	59%	3%
* Assumes Capital Replacements spending of $1,200 per apartment home.
First Quarter 2016 Portfolio Transactions - In first quarter, Aimco sold one Conventional apartment community with 96 apartment homes for $10 million in gross proceeds. Aimco’s share of net sales proceeds after payment of transaction costs was $9.6 million. Aimco did not acquire any apartment communities during the first quarter.
Quarter-End Portfolio - First quarter 2016 Conventional portfolio average monthly revenue per apartment home was $1,864, a 9% increase compared to first quarter 2015, due to: year-over-year Same Store monthly revenue per apartment home growth of 4.7%; the sale of Conventional apartment communities in 2015 and 2016, with average monthly revenues per apartment home substantially lower than those of the retained portfolio; and reinvestment of the sales proceeds through redevelopment, development and acquisition of apartment communities with higher rents and better prospects.

3

Bay Area Acquisition Update - As previously reported, Aimco has agreed to acquire for $320 million an apartment community with 463 apartment homes currently under construction in Northern California. Closing of the acquisition is expected to occur upon completion of construction, which is anticipated for summer 2016. Aimco has begun leasing and at March 31, 2016, had leased approximately 5% of the apartment homes at rental rates above underwriting.
Balance Sheet and Liquidity:
Components of Aimco Leverage

	AS OF MARCH 31, 2016
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,695.8	91%	7.9
Outstanding borrowings on revolving credit facility	106.1	3%	2.5
Preferred securities*	246.0	6%	40.0
Total leverage	$4,047.9	100%	9.6
* Aimco’s preferred securities are perpetual in nature; however, for illustrative purposes, Aimco computes the weighted average maturity of its total leverage assuming a 40-year maturity on its preferred securities.
Leverage Ratios
Aimco target leverage ratios are: Debt and Preferred Equity to EBITDA below 7.0x; and EBITDA to Interest Expense and Preferred Dividends greater than 2.5x. Aimco also focuses on the ratios of Debt to EBITDA and EBITDA to Interest Expense. Please see the Glossary for definitions of these metrics.

TRAILING-TWELVE-MONTHS ENDED MARCH 31,
	2016	2015
Debt to EBITDA	6.4x	6.5x
Debt and Preferred Equity to EBITDA	6.8x	6.9x
EBITDA to Interest Expense	3.2x	2.8x
EBITDA to Interest Expense and Preferred Dividends	2.9x	2.6x
Future leverage reduction is expected both from earnings growth, especially as apartment communities now being redeveloped or developed are completed and leased, and from regularly scheduled property debt amortization funded from retained earnings.
During the second quarter, Aimco expects to provide notice of redemption to the holders of its 7% Class Z Perpetual Preferred Stock. Such securities have a redemption value of $35 million and are first available for redemption on July 29, 2016.
Liquidity
Aimco’s only recourse debt at March 31, 2016, was its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At quarter-end, Aimco had outstanding borrowings on its revolving credit facility of $106.1 million and available capacity of $463.9 million, after consideration of $30 million of letters of credit backed by the facility. Aimco also held cash and restricted cash on hand of $152.9 million.
Finally, Aimco held properties in its unencumbered asset pool with a total estimated fair market value of approximately $1.8 billion.

4

Equity Activity
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.33 per share of Class A Common Stock for the quarter ended March 31, 2016. On an annualized basis, this represents an increase of 12% compared to the dividends paid during 2015. This dividend is payable on May 31, 2016, to stockholders of record on May 20, 2016.
2016 Outlook: Guidance Raised to Reflect First Quarter Outperformance

($ Amounts represent Aimco Share)	FULL YEAR 2016	PREVIOUS FULL YEAR 2016	FULL YEAR 2015

Net Income per share	$0.41 to $0.51	$0.37 to $0.47	$1.52
Pro forma FFO per share	$2.24 to $2.34	$2.23 to $2.33	$2.23
AFFO per share	$1.92 to $2.02	$1.91 to $2.01	$1.88

Conventional Same Store Operating Measures
Revenue change compared to prior year	4.50% to 5.00%	4.50% to 5.00%	4.5%
Expense change compared to prior year	1.75% to 2.25%	2.50% to 3.00%	2.1%
NOI change compared to prior year	5.50% to 6.50%	5.25% to 6.25%	5.6%

($ Amounts represent Aimco Share)	SECOND QUARTER 2016

Net income per share	$0.08 to $0.12
Pro forma FFO per share	$0.54 to $0.58
AFFO per share	$0.45 to $0.49

Conventional Same Store Operating Measures
NOI change compared to first quarter 2016	0.25% to 1.25%
NOI change compared to second quarter 2015	3.50% to 4.50%
Aimco’s guidance for second quarter year-over-year Same Store NOI growth of 4% at the midpoint reflects a lower rate of growth than in second quarter 2015. This lower rate of growth is due to two factors:

•
First, during 2016, Aimco has undertaken to reduce the number of lease expirations occurring in off-peak months and to move more leasing volume into the second and third quarters where Aimco typically enjoys greater pricing power. The increased number of lease expirations will increase frictional vacancy during the second quarter, reducing average daily occupancy and increasing turnover expenses. Together, these factors are expected to reduce second quarter year-over-year Same Store NOI growth by approximately 100 basis points.

•
Second, Aimco’s second quarter expenses last year included non-routine items that resulted in negative year-over-year expense growth for second quarter 2015. The comparison of Aimco’s second quarter expenses for 2016 to the reduced level in 2015 is expected to reduce year-over-year Same Store NOI growth for second quarter 2016 by approximately 100 basis points.

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Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, April 29, 2016 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on July 29, 2016
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 0213315	Passcode: 10083886
Live webcast and replay: http://www.aimco.com/investors

Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at http://www.aimco.com/investors.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). These measures are defined in the Glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in selected markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with 195 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Elizabeth Coalson, Vice President-Investor Relations
Investor Relations 303-691-4350, investor@aimco.com

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Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: second quarter and full year 2016 results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments, timelines and Net Operating Income contribution; Aimco acquisition and lease-up timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.

These forward-looking statements are based on management’s judgment as of this date which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco developments and redevelopments; Aimco’s ability to meet timelines and budgeted rental rates related to Aimco lease-up properties; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.

Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; financing risks, including the availability and cost of capital markets’ financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that our earnings may not be sufficient to maintain compliance with debt covenants; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions, dispositions, redevelopments and developments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco. In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2015, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2016	2015
REVENUES
Rental and other property revenues	$241,481	$238,289
Tax credit and asset management revenues	4,758	5,976
Total revenues	246,239	244,265

OPERATING EXPENSES
Property operating expenses	88,397	95,492
Investment management expenses	975	1,603
Depreciation and amortization	79,828	74,432
General and administrative expenses	11,935	10,652
Other expenses, net	1,570	1,019
Total operating expenses	182,705	183,198
Operating income	63,534	61,067
Interest income	1,835	1,725
Interest expense	(47,634)	(53,520)
Other, net	77	2,264
Income before income taxes and gain on dispositions	17,812	11,536
Income tax benefit	5,886	6,921
Income before gain on dispositions	23,698	18,457
Gain on dispositions of real estate, net of tax	6,187	85,693
Net income	29,885	104,150
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(930)	(4,756)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,726)	(1,736)
Net income attributable to common noncontrolling interests in Aimco OP	(1,172)	(4,398)
Net income attributable to noncontrolling interests	(3,828)	(10,890)
Net income attributable to Aimco	26,057	93,260
Net income attributable to Aimco preferred stockholders	(2,757)	(3,522)
Net income attributable to participating securities	(77)	(394)
Net income attributable to Aimco common stockholders	$23,223	$89,344

Net income attributable to Aimco per common share - basic and diluted	$0.15	$0.58

Weighted average common shares outstanding – basic	155,791	153,821
Weighted average common shares outstanding – diluted	156,117	154,277

8

Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Buildings and improvements	$6,525,006	$6,446,326
Land	1,861,157	1,861,157
Total real estate	8,386,163	8,307,483
Accumulated depreciation	(2,858,642)	(2,778,022)
Net real estate	5,527,521	5,529,461
Cash and cash equivalents	64,454	50,789
Restricted cash	90,158	86,956
Other assets	460,080	448,405
Assets held for sale	—	3,070
Total assets	$6,142,213	$6,118,681

LIABILITIES AND EQUITY
Non-recourse property debt, net	$3,811,510	$3,822,141
Revolving credit facility borrowings	106,080	27,000
Total indebtedness	3,917,590	3,849,141
Accounts payable	37,792	36,123
Accrued liabilities and other	305,604	317,481
Deferred income	59,961	64,052
Liabilities related to assets held for sale	—	53
Total liabilities	4,320,947	4,266,850
Preferred noncontrolling interests in Aimco OP	86,201	87,926
Equity:
Perpetual Preferred Stock	159,126	159,126
Class A Common Stock	1,566	1,563
Additional paid-in capital	4,068,196	4,064,659
Accumulated other comprehensive loss	(431)	(6,040)
Distributions in excess of earnings	(2,625,295)	(2,596,917)
Total Aimco equity	1,603,162	1,622,391
Noncontrolling interests in consolidated real estate partnerships	142,742	151,365
Common noncontrolling interests in Aimco OP	(10,839)	(9,851)
Total equity	1,735,065	1,763,905
Total liabilities and equity	$6,142,213	$6,118,681

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Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2016	2015
Net income attributable to Aimco common stockholders	$23,223	$89,344
Adjustments:
Depreciation and amortization, net of noncontrolling partners’ interest	77,978	72,622
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners’ interest	(2,682)	(2,489)
Gain on dispositions and other, net of income taxes and noncontrolling partners’ interest	(5,855)	(80,728)
Common noncontrolling interests in Aimco OP’s share of above adjustments	(3,327)	516
Amounts allocable to participating securities	(58)	41
FFO Attributable to Aimco common stockholders	$89,279	$79,306
Preferred equity redemption related amounts, net of common noncontrolling interests in Aimco OP and participating securities	—	658
Pro forma FFO Attributable to Aimco common stockholders	$89,279	$79,964
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(10,386)	(9,130)
AFFO Attributable to Aimco common stockholders	$78,893	$70,834

Weighted average common shares outstanding	155,791	153,821
Dilutive common share equivalents	326	456
Total shares and dilutive share equivalents	156,117	154,277

FFO per share – diluted	$0.57	$0.51
Pro Forma FFO per share – diluted	$0.57	$0.52
AFFO per share – diluted	$0.51	$0.46

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Supplemental Schedule 2

Proportionate Adjusted Funds From Operations Presentation
Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015
(in thousands) (unaudited)
	Three Months Ended March 31, 2016				Three Months Ended March 31, 2015
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$180,425	$—	$(7,185)	$173,240	$171,908	$—	$(6,976)	$164,932
Conventional Redevelopment and Development	16,609	—	—	16,609	13,254	—	—	13,254
Conventional Acquisition	1,742	—	—	1,742	122	—	—	122
Other Conventional	17,511	551	—	18,062	17,028	532	—	17,560
Total Conventional	216,287	551	(7,185)	209,653	202,312	532	(6,976)	195,868
Affordable	25,174	1,016	(144)	26,046	24,521	1,006	(139)	25,388
Property management revenues, primarily from affiliates	2	(60)	147	89	2	(58)	142	86
Total rental and other property revenues	241,463	1,507	(7,182)	235,788	226,835	1,480	(6,973)	221,342

Property operating expenses
Conventional Same Store	55,729	—	(2,332)	53,397	56,117	—	(2,362)	53,755
Conventional Redevelopment and Development	5,552	—	—	5,552	5,455	—	—	5,455
Conventional Acquisition	930	—	—	930	30	—	—	30
Other Conventional	7,981	179	—	8,160	8,015	187	—	8,202
Total Conventional	70,192	179	(2,332)	68,039	69,617	187	(2,362)	67,442
Affordable	10,231	444	(65)	10,610	10,500	434	(63)	10,871
Casualties	2,150	—	(25)	2,125	4,084	—	(55)	4,029
Property management expenses	5,900	—	1	5,901	6,005	—	3	6,008
Total property operating expenses	88,473	623	(2,421)	86,675	90,206	621	(2,477)	88,350
Net real estate operations	152,990	884	(4,761)	149,113	136,629	859	(4,496)	132,992

Amortization of deferred tax credit income (noncash)	4,737	—	—	4,737	5,939	—	—	5,939
Non-recurring investment management revenues	21	—	—	21	37	—	273	310
Total tax credit and asset management revenues	4,758	—	—	4,758	5,976	—	273	6,249

Investment management expenses	(975)	—	—	(975)	(1,603)	—	—	(1,603)
Depreciation and amortization related to non-real estate assets	(2,686)	—	4	(2,682)	(2,479)	—	4	(2,475)
General and administrative expenses	(11,935)	—	—	(11,935)	(10,652)	—	—	(10,652)
Other expenses, net	(1,550)	(44)	34	(1,560)	(956)	(38)	23	(971)
Interest income	1,836	—	8	1,844	1,732	—	8	1,740
Interest expense	(47,634)	(315)	1,537	(46,412)	(51,491)	(307)	1,629	(50,169)
Other, net of non-FFO items	1,298	398	(1,402)	294	(64)	333	1,578	1,847
Historic tax credit benefit	2,431	—	—	2,431	3,415	—	—	3,415
Other tax benefits, net	3,445	—	—	3,445	4,525	—	—	4,525
FFO related to Sold and Held For Sale Apartment Communities	75	—	—	75	4,054	—	23	4,077
Preferred dividends and distributions	(4,483)	—	—	(4,483)	(5,258)	—	—	(5,258)
Common noncontrolling interests in Aimco OP	(4,499)	—	—	(4,499)	(4,058)	—	—	(4,058)
Amounts allocated to participating securities	(135)	—	—	(135)	(353)	—	—	(353)
FFO	$92,936	$923	$(4,580)	$89,279	$79,417	$847	$(958)	$79,306
Preferred equity redemption related amounts, net	—	—	—	—	658	—	—	658
Pro forma FFO	$92,936	$923	$(4,580)	$89,279	$80,075	$847	$(958)	$79,964
Capital Replacements	(11,090)	—	704	(10,386)	(9,936)	—	806	(9,130)
AFFO	$81,846	$923	$(3,876)	$78,893	$70,139	$847	$(152)	$70,834

11

Supplemental Schedule 3

Proportionate Property Net Operating Income
(in thousands) (unaudited)
As of March 31, 2016
	As of March 31, 2016			Three Months Ended
	Number of Apartment Communities	Number of Apartment Homes	Average Economic Ownership	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Rental and other property revenues
Conventional Same Store	111	34,384	97%	$173,240	$170,539	$169,613	$167,280	$164,932
Conventional Redevelopment and Development	8	2,962	100%	16,609	16,339	15,925	14,197	13,254
Conventional Acquisition	2	209	100%	1,742	1,640	1,099	784	122
Other Conventional	18	2,821	98%	18,062	17,935	18,726	18,184	17,560
Total Conventional	139	40,376	98%	209,653	206,453	205,363	200,445	195,868
Affordable	56	8,685	95%	26,046	24,810	25,535	25,303	25,388
Total rental and other property revenues	195	49,061	97%	$235,699	$231,263	$230,898	$225,748	$221,256

Direct property operating expenses
Conventional Same Store				$53,397	$51,728	$54,066	$52,007	$53,755
Conventional Redevelopment and Development				5,552	6,021	5,936	5,004	5,455
Conventional Acquisition				930	731	887	765	30
Other Conventional				8,160	8,018	7,947	7,799	8,202
Total Conventional				68,039	66,498	68,836	65,575	67,442
Affordable				10,610	10,075	10,145	9,513	10,871
Total direct property operating expenses				$78,649	$76,573	$78,981	$75,088	$78,313

Property Net Operating Income
Conventional Same Store				$119,843	$118,811	$115,547	$115,273	$111,177
Conventional Redevelopment and Development				11,057	10,318	9,989	9,193	7,799
Conventional Acquisition				812	909	212	19	92
Other Conventional				9,902	9,917	10,779	10,385	9,358
Total Conventional				141,614	139,955	136,527	134,870	128,426
Affordable				15,436	14,735	15,390	15,790	14,517
Total Property Net Operating Income				$157,050	$154,690	$151,917	$150,660	$142,943

12

Supplemental Schedule 4

Proportionate Balance Sheet Data
As of March 31, 2016
(in thousands)(unaudited)
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$8,386,163	$50,767	$(256,240)	$8,180,690
Accumulated depreciation	(2,858,642)	(11,157)	87,484	(2,782,315)
Net real estate	5,527,521	39,610	(168,756)	5,398,375
Cash and cash equivalents	64,454	511	(1,932)	63,033
Restricted cash	90,158	1,507	(1,812)	89,853
Investment in unconsolidated real estate partnerships	15,544	(15,544)	—	—
Goodwill	43,878	—	—	43,878
Other assets	400,658	(1,698)	(135,821)	263,139
Total assets	$6,142,213	$24,386	$(308,321)	$5,858,278

LIABILITIES AND EQUITY
Non-recourse property debt	3,834,634	23,230	(162,043)	3,695,821
Debt issue costs	(23,124)	(199)	354	(22,969)
Non-recourse property debt, net	3,811,510	23,031	(161,689)	3,672,852
Revolving credit facility borrowings	106,080	—	—	106,080
Deferred income [1]	59,961	27	(291)	59,697
Other liabilities	343,396	1,328	(156,045)	188,679
Total liabilities	4,320,947	24,386	(318,025)	4,027,308
Preferred noncontrolling interests in Aimco OP	86,201	—	—	86,201
Perpetual preferred stock	159,126	—	—	159,126
Other Aimco equity	1,444,036	—	152,446	1,596,482
Noncontrolling interests in consolidated real estate partnerships	142,742	—	(142,742)	—
Common noncontrolling interests in Aimco OP	(10,839)	—	—	(10,839)
Total liabilities and equity	$6,142,213	$24,386	$(308,321)	$5,858,278

[1]
Deferred income represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur.

13

Supplemental Schedule 5

Capitalization and Financial Metrics						(Page 1 of 2)
As of March 31, 2016
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balances		Weighted Average Maturity (Years)		Stated Weighted Average Interest Rate
Fixed rate loans payable	$3,672,375	$23,230	$(162,043)	$3,533,562		7.7		5.10%
Floating rate tax-exempt bonds	84,922	—	—	84,922		3.6		1.94%
Fixed rate tax-exempt bonds	77,337	—	—	77,337		23.6		4.67%
Total non-recourse property debt	$3,834,634	$23,230	$(162,043)	$3,695,821	[1]	7.9		5.02%
Revolving credit facility borrowings	106,080	—	—	106,080		2.5		2.34%
Preferred securities	245,992	—	—	245,992		40.0	[2]	7.26%
Total Leverage	$4,186,706	$23,230	$(162,043)	$4,047,893		9.6		5.08%
Cash and restricted cash	(154,612)	(2,018)	3,744	(152,886)
Securitization trust assets	(72,817)	—	—	(72,817)	[3]
Net Leverage	$3,959,277	$21,212	$(158,299)	$3,822,190

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2016 2Q	$19,632	$1,211		$20,843		0.03%	5.85%
2016 3Q	19,230	—		19,230		—%	—%
2016 4Q	20,064	247,964		268,028		6.90%	4.74%
Total 2016	58,926	249,175		308,101		6.93%	4.75%

2017 1Q	19,401	69,098		88,499		1.92%	5.27%
2017 2Q	19,030	38,883		57,913		1.08%	5.67%
2017 3Q	19,244	38,933		58,177		1.08%	5.94%
2017 4Q	18,905	178,938		197,843		4.98%	6.23%
Total 2017	76,580	325,852		402,432		9.06%	5.92%

2018	74,864	155,412		230,276		4.32%	4.33%
2019	69,645	517,303		586,948		14.39%	5.65%
2020	63,023	303,741		366,764		8.45%	6.12%
2021	46,192	582,779	[4]	628,971		16.21%	5.50%
2022	34,103	233,439		267,542		6.49%	4.77%
2023	19,263	132,442		151,705		3.68%	5.16%
2024	15,919	36,489		52,408		1.02%	4.12%
2025	14,438	131,312		145,750		3.65%	3.69%
Thereafter	242,162	211,910		454,072		5.89%	3.12%
Total	$715,115	$2,879,854		$3,594,969
Securitization trust assets				100,852	[4]
Aimco share non-recourse property debt				$3,695,821

[1]
Represents the carrying amount of Aimco debt. At March 31, 2016, Aimco’s debt had a mark-to-market liability of $173.4 million at quarter end. Such mark-to-market has been computed by Aimco utilizing a Money-Weighted Average Interest Rate on Aimco’s fixed rate property debt of 4.65%, which rate takes into account the timing of amortization and maturities, and a market rate of 3.64%, which rate takes into account the duration of the property debt.

[2]
Aimco preferred securities are perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity on its preferred securities.

[3]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. The subordinate positions have a face value of $100.9 million and a carrying amount of $72.8 million, and are included in other assets on the Aimco Consolidated Balance Sheet at March 31, 2016. The carrying amount of these investments effectively reduces Aimco March 31, 2016 leverage.

[4]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $683.6 million to $582.8 million, or 16.2% of debt outstanding at March 31, 2016.

14

Supplemental Schedule 5 (continued)

Capitalization and Financial Metrics				(Page 2 of 2)
(share, unit and dollar amounts in thousands) (unaudited)
Preferred Securities

	Shares/Units Outstanding as of March 31, 2016	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class A	5,000	5/17/2019	6.875%	$125,000
Class Z [1]	1,392	7/29/2016	7.000%	34,791
Total perpetual preferred stock			6.902%	159,791

Preferred Partnership Units	3,209		7.926%	86,201
Total preferred securities			7.261%	$245,992

[1] During the second quarter, Aimco expects to provide notice of redemption to the holders of its Class Z Perpetual Preferred Stock.

Leverage Ratios
Trailing Twelve Months Ended March 31,
	2016	2015
Debt to EBITDA	6.4x	6.5x
Debt and Preferred Equity to EBITDA	6.8x	6.9x
EBITDA to Interest	3.2x	2.8x
EBITDA to Interest and Preferred Dividends	2.9x	2.6x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	2.06x	1.50x
Fixed Charge Coverage Ratio	1.93x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

Common Stock, Partnership Units and Equivalents

As of
March 31, 2016
Class A Common Stock outstanding	156,156
Participating unvested restricted stock	234
Dilutive options share equivalents and non-participating unvested restricted stock	517
Total shares and dilutive share equivalents	156,907
Common Partnership Units and equivalents	7,846
Total shares, units and dilutive share equivalents	164,753

15

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
First Quarter 2016 Compared to First Quarter 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	1Q 2016	1Q 2015	Growth	1Q 2016	1Q 2015	Growth	1Q 2016	1Q 2015	Growth	1Q 2016	1Q 2016	1Q 2015	1Q 2016	1Q 2015
Target Markets
Atlanta	7	1,403	1,389	$5,361	$5,034	6.5%	$2,028	$1,954	3.8%	$3,333	$3,080	8.2%	62.2%	94.3%	93.4%	$1,364	$1,293
Bay Area	7	1,526	1,526	11,816	10,449	13.1%	3,092	2,896	6.8%	8,724	7,553	15.5%	73.8%	96.4%	96.3%	2,677	2,369
Boston	12	4,173	4,173	18,922	17,649	7.2%	6,732	6,834	(1.5)%	12,190	10,815	12.7%	64.4%	96.8%	96.7%	1,562	1,458
Chicago	10	3,246	3,246	15,437	14,980	3.1%	5,100	5,313	(4.0)%	10,337	9,667	6.9%	67.0%	96.5%	96.4%	1,642	1,596
Denver	8	2,065	2,026	9,050	8,181	10.6%	2,305	2,348	(1.8)%	6,745	5,833	15.6%	74.5%	96.3%	96.4%	1,546	1,396
Greater DC	13	5,325	5,297	23,727	23,164	2.4%	7,347	7,344	—%	16,380	15,820	3.5%	69.0%	95.8%	95.8%	1,558	1,522
Greater LA	13	4,322	3,671	27,590	26,074	5.8%	7,182	7,095	1.2%	20,408	18,979	7.5%	74.0%	96.0%	95.8%	2,611	2,473
Miami	5	2,471	2,460	16,175	16,001	1.1%	5,242	4,949	5.9%	10,933	11,052	(1.1)%	67.6%	96.4%	97.2%	2,274	2,231
Greater New York	9	496	496	4,263	4,160	2.5%	1,454	1,504	(3.3)%	2,809	2,656	5.8%	65.9%	94.7%	98.4%	3,025	2,842
Philadelphia	4	2,042	1,963	8,675	8,570	1.2%	3,039	3,355	(9.4)%	5,636	5,215	8.1%	65.0%	95.5%	96.0%	1,542	1,515
San Diego	6	2,032	2,032	10,287	9,603	7.1%	2,649	2,610	1.5%	7,638	6,993	9.2%	74.2%	96.3%	96.0%	1,752	1,641
Seattle	2	239	239	1,429	1,290	10.8%	514	465	10.5%	915	825	10.9%	64.0%	96.8%	92.9%	2,059	1,936

Total Target Markets	96	29,340	28,518	152,732	145,155	5.2%	46,684	46,667	—%	106,048	98,488	7.7%	69.4%	96.1%	96.1%	1,858	1,765

Other Markets
Baltimore	3	701	701	2,803	2,800	0.1%	1,100	1,078	2.0%	1,703	1,722	(1.1)%	60.8%	92.0%	91.7%	1,449	1,451
Nashville	3	764	764	3,038	2,868	5.9%	944	977	(3.4)%	2,094	1,891	10.7%	68.9%	95.6%	96.0%	1,387	1,304
Norfolk - Richmond	5	1,487	1,408	4,595	4,554	0.9%	1,472	1,506	(2.3)%	3,123	3,048	2.5%	68.0%	96.1%	95.5%	1,131	1,129
Other Markets	4	2,092	2,092	9,762	9,593	1.8%	3,724	3,623	2.8%	6,038	5,970	1.1%	61.9%	95.9%	95.0%	1,622	1,609

Total Other Markets	15	5,044	4,965	20,198	19,815	1.9%	7,240	7,184	0.8%	12,958	12,631	2.6%	64.2%	95.3%	94.8%	1,422	1,403

Grand Total	111	34,384	33,483	$172,930	$164,970	4.8%	$53,924	$53,851	0.1%	$119,006	$111,119	7.1%	68.8%	96.0%	95.9%	$1,793	$1,712

16

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
First Quarter 2016 Compared to Fourth Quarter 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	1Q 2016	4Q 2015	Growth	1Q 2016	4Q 2015	Growth	1Q 2016	4Q 2015	Growth	1Q 2016	1Q 2016	4Q 2015	1Q 2016	4Q 2015
Target Markets
Atlanta	7	1,403	1,389	$5,361	$5,350	0.2%	$2,028	$2,107	(3.7)%	$3,333	$3,243	2.8%	62.2%	94.3%	94.5%	$1,364	$1,358
Bay Area	7	1,526	1,526	11,816	11,440	3.3%	3,092	3,160	(2.2)%	8,724	8,280	5.4%	73.8%	96.4%	95.2%	2,677	2,624
Boston	12	4,173	4,173	18,922	18,545	2.0%	6,732	6,154	9.4%	12,190	12,391	(1.6)%	64.4%	96.8%	96.3%	1,562	1,538
Chicago	10	3,246	3,246	15,437	15,236	1.3%	5,100	4,942	3.2%	10,337	10,294	0.4%	67.0%	96.5%	95.7%	1,642	1,635
Denver	8	2,065	2,026	9,050	8,894	1.8%	2,305	2,436	(5.4)%	6,745	6,458	4.4%	74.5%	96.3%	96.1%	1,546	1,522
Greater DC	13	5,325	5,297	23,727	23,475	1.1%	7,347	7,121	3.2%	16,380	16,354	0.2%	69.0%	95.8%	95.5%	1,558	1,548
Greater LA	13	4,322	3,671	27,590	27,061	2.0%	7,182	7,107	1.1%	20,408	19,954	2.3%	74.0%	96.0%	96.1%	2,611	2,558
Miami	5	2,471	2,460	16,175	15,988	1.2%	5,242	4,571	14.7%	10,933	11,417	(4.2)%	67.6%	96.4%	95.0%	2,274	2,281
Greater New York	9	496	496	4,263	4,316	(1.2)%	1,454	1,424	2.1%	2,809	2,892	(2.9)%	65.9%	94.7%	96.4%	3,025	3,010
Philadelphia	4	2,042	1,963	8,675	8,498	2.1%	3,039	2,832	7.3%	5,636	5,666	(0.5)%	65.0%	95.5%	95.7%	1,542	1,508
San Diego	6	2,032	2,032	10,287	10,158	1.3%	2,649	2,574	2.9%	7,638	7,584	0.7%	74.2%	96.3%	96.2%	1,752	1,732
Seattle	2	239	239	1,429	1,357	5.3%	514	480	7.1%	915	877	4.3%	64.0%	96.8%	92.4%	2,059	2,049

Total Target Markets	96	29,340	28,518	152,732	150,318	1.6%	46,684	44,908	4.0%	106,048	105,410	0.6%	69.4%	96.1%	95.7%	1,858	1,836

Other Markets
Baltimore	3	701	701	2,803	2,746	2.1%	1,100	1,090	0.9%	1,703	1,656	2.8%	60.8%	92.0%	92.3%	1,449	1,415
Nashville	3	764	764	3,038	2,995	1.4%	944	858	10.0%	2,094	2,137	(2.0)%	68.9%	95.6%	94.3%	1,387	1,385
Norfolk - Richmond	5	1,487	1,408	4,595	4,554	0.9%	1,472	1,458	1.0%	3,123	3,096	0.9%	68.0%	96.1%	95.2%	1,131	1,132
Other Markets	4	2,092	2,092	9,762	9,609	1.6%	3,724	3,510	6.1%	6,038	6,099	(1.0)%	61.9%	95.9%	95.0%	1,622	1,611

Total Other Markets	15	5,044	4,965	20,198	19,904	1.5%	7,240	6,916	4.7%	12,958	12,988	(0.2)%	64.2%	95.3%	94.6%	1,422	1,413

Grand Total	111	34,384	33,483	$172,930	$170,222	1.6%	$53,924	$51,824	4.1%	$119,006	$118,398	0.5%	68.8%	96.0%	95.5%	$1,793	$1,774

17

Supplemental Schedule 6(c)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	1Q 2016	% of Total	1Q 2015	$ Change	% Change
Real estate taxes	$17,151	31.8%	$16,762	$389	2.3%
Utilities	10,569	19.6%	11,365	(796)	(7.0)%
Onsite payroll	10,147	18.8%	9,691	456	4.7%
Repairs and maintenance	6,947	12.9%	6,781	166	2.4%
Software, technology and other	3,571	6.6%	3,407	164	4.8%
Insurance	2,090	3.9%	2,523	(433)	(17.2)%
Marketing	1,937	3.6%	1,790	147	8.2%
Expensed turnover costs	1,512	2.8%	1,532	(20)	(1.3)%
Total	$53,924	100.0%	$53,851	$73	0.1%

Sequential Comparison

	1Q 2016	% of Total	4Q 2015	$ Change	% Change
Real estate taxes	$17,151	31.8%	$16,362	$789	4.8%
Utilities	10,569	19.6%	9,857	712	7.2%
Onsite payroll	10,147	18.8%	9,788	359	3.7%
Repairs and maintenance	6,947	12.9%	5,996	951	15.9%
Software, technology and other	3,571	6.6%	3,590	(19)	(0.5)%
Insurance	2,090	3.9%	2,670	(580)	(21.7)%
Marketing	1,937	3.6%	1,706	231	13.5%
Expensed turnover costs	1,512	2.8%	1,855	(343)	(18.5)%
Total	$53,924	100.0%	$51,824	$2,100	4.1%

18

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
First Quarter 2016 Compared to First Quarter 2015
(unaudited)

	Quarter Ended March 31, 2016					Quarter Ended March 31, 2015
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets
Atlanta	8	1,497	1,483	2.6%	$1,484	8	1,497	1,483	2.5%	$1,305
Bay Area	11	2,169	2,169	8.5%	2,741	11	2,169	2,169	7.5%	2,374
Boston	15	4,689	4,689	9.0%	1,599	12	4,173	4,173	8.2%	1,458
Chicago	10	3,246	3,246	7.3%	1,642	10	3,245	3,245	7.3%	1,597
Denver	8	2,065	2,026	5.1%	1,546	8	2,057	2,018	4.4%	1,420
Greater DC	14	6,547	6,519	14.1%	1,559	14	6,547	6,519	14.4%	1,530
Greater LA	15	5,313	4,662	18.8%	2,623	15	5,285	4,634	17.4%	2,433
Miami	5	2,579	2,568	7.8%	2,274	5	2,540	2,529	8.4%	2,231
Greater New York	18	1,040	1,040	4.1%	3,224	18	1,041	1,041	4.0%	3,116
Philadelphia	6	3,525	3,446	6.4%	1,730	6	3,532	3,453	6.5%	1,664
San Diego	12	2,423	2,353	6.4%	1,757	12	2,430	2,360	5.8%	1,586
Seattle	2	239	239	0.6%	2,059	2	239	239	0.6%	1,936

Total Target Markets	124	35,332	34,440	90.7%	1,929	121	34,755	33,863	87.0%	1,810

Other Markets
Baltimore	3	701	701	1.2%	1,449	4	797	797	1.5%	1,422
Nashville	3	764	764	1.5%	1,387	3	764	764	1.4%	1,304
Norfolk - Richmond	5	1,487	1,408	2.2%	1,131	5	1,487	1,408	2.3%	1,129
Other Markets	4	2,092	2,092	4.4%	1,622	8	4,763	4,763	7.8%	1,242

Total Other Markets	15	5,044	4,965	9.3%	1,422	20	7,811	7,732	13.0%	1,245

Grand Total	139	40,376	39,405	100.0%	$1,864	141	42,566	41,595	100.0%	$1,704

19

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
Fourth Quarter 2015 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and that is also diversified across large coastal and job growth markets in the U.S. Please refer to the Glossary for a description of our Portfolio Quality Ratings. The schedule below illustrates Aimco Conventional Apartment Community portfolio quality based on 4Q 2015 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 28 years. Please see the Glossary for further information.

	Quarter Ended December 31, 2015
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [1]	Market Rent [2]	Percentage of Market Rent Average	Average Age of Apartment Communities
Target Markets
Atlanta	8	1,497	1,483	2.7%	$1,323	$899	147.2%	15
Bay Area	11	2,169	2,169	8.6%	2,453	2,215	110.7%	21
Boston	15	4,689	4,689	9.0%	1,459	2,012	72.5%	31
Chicago	10	3,246	3,246	7.4%	1,434	1,161	123.5%	21
Denver	8	2,065	2,026	4.6%	1,363	1,054	129.3%	21
Greater DC	14	6,547	6,519	14.3%	1,395	1,601	87.1%	44
Greater LA	15	5,313	4,662	18.6%	2,396	1,599	149.8%	10
Miami	5	2,571	2,560	8.2%	2,005	1,245	161.0%	23
Greater New York	18	1,040	1,040	4.1%	3,075	2,993	102.7%	88
Philadelphia	6	3,525	3,446	6.4%	1,506	1,167	129.0%	38
San Diego	12	2,423	2,353	6.4%	1,564	1,534	102.0%	25
Seattle	2	239	239	0.6%	1,775	1,313	135.2%	2

Total Target Markets	124	35,324	34,432	90.9%	1,731	1,555	111.3%	28

Other Markets
Baltimore	3	701	701	1.2%	1,295	1,136	114.0%	39
Nashville	3	764	764	1.5%	1,194	873	136.8%	23
Norfolk - Richmond	5	1,487	1,408	2.2%	977	931	104.9%	26
Other Markets	4	2,092	2,092	4.2%	1,411	1,242	113.6%	42

Total Other Markets	15	5,044	4,965	9.1%	1,238	1,082	114.4%	36

Grand Total	139	40,368	39,397	100.0%	$1,668	$1,494	111.6%	28

[1] Represents rents after concessions and vacancy loss, divided by Effective Apartment Home. Does not include other rental income.
[2] 4Q 2015 per REIS

20

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

First Quarter 2016 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]	Property Debt	Net Sales Proceeds [2]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	1	96	100%	$10.0	7.3%	6.2%	$—	$9.6	$10.0	$9.6	$1,147
Affordable	—	—	—	—	—	—	—	—	—	—	—
Total Dispositions	1	96	100%	$10.0	7.3%	6.2%	$—	$9.6	$10.0	$9.6	$1,147

[1] Please refer to the Glossary for definitions of NOI Cap Rate and Free Cash Flow Cap Rate. The Conventional apartment community sold was located in Baltimore, MD, which is a non-target market, and had average revenue per apartment home significantly below that of Aimco’s retained portfolio. Accordingly, the NOI Cap Rate and Free Cash Flow Cap Rate for the Conventional apartment community sold during 2016 is not indicative of those for Aimco’s retained portfolio.
[2] Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

First Quarter 2016 Acquisitions

Aimco did not acquire any apartment communities during the first quarter of 2016.

21

Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition. Please see the Glossary for further descriptions.

	Three Months Ended March 31, 2016
	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$6,488	$917	$7,405
Turnover capital additions	197	246	443
Capitalized site payroll and indirect costs	956	29	985
Capital Replacements	7,641	1,192	8,833
Capital Improvements	2,738	517	3,255
Property Upgrades	11,518	—	11,518
Redevelopment [1]	30,978	—	30,978
Development	15,616	—	15,616
Casualty	1,735	371	2,106
Total Capital Additions [2]	$70,226	$2,080	$72,306

Total apartment homes	40,385	8,645	49,030
Capital Replacements per apartment home	$189	$138	$180

[1] Redevelopment spending includes Aimco’s investment in ongoing larger projects that meet the definition of Conventional Redevelopment and Development Apartment Communities described in the Glossary, and for which additional information is provided on Supplemental Schedule 10. Redevelopment spending also includes spending for apartment communities in Aimco’s redevelopment pipeline that do not currently meet the definition of Conventional Redevelopment and Development Apartment Communities, which are not included in Supplemental Schedule 10.

[2] For the three months ended March 31, 2016, Total Capital Additions include $3.3 million of capitalized interest costs.

22

Supplemental Schedule 10

Redevelopment and Development Portfolio										(Page 1 of 3)
As of March 31, 2016
(unaudited)

		Total Apartment Homes	Estimated / Actual Net Investment (millions)	Inception-to-Date Net Investment (millions)	Projected Net Operating Income Yield on Incremental Investment at Stabilization			Average Revenue per Apartment Home Redeveloped or Constructed
	Location					Stabilized Occupancy	NOI Stabilization	Prior to Investment		Stabilized	Incremental Commercial Revenue (millions)
Under Redevelopment or Development
One Canal	Boston, MA	310	$195.0	$178.2		3Q 2017	4Q 2018	$	n/a	$3,865	$1.1
Park Towne Place	Philadelphia, PA	948	97.0	75.0		1Q 2017	2Q 2018		1,689	2,640	0.2
The Sterling	Philadelphia, PA	535	62.5	54.5		3Q 2016	4Q 2017		2,015	2,685	0.6

In Lease-up
Vivo	Cambridge, MA	91	45.0	43.9		3Q 2016	4Q 2017		n/a	2,750	0.4

Total / Weighted Average		1,884	$399.5	$351.6	5.9%

Summary of Redevelopment and Development Activity - In Active Construction or Lease-up
As of March 31, 2016
(unaudited)

	Number of Apartment Homes		Percentage of Completed Homes
	Approved for Redevelopment / To Be Constructed	Completed	Leased	Occupied
Under Redevelopment or Development
One Canal [1]	310	—	n/a	n/a
Park Towne Place	474	223	88%	86%
The Sterling	409	279	91%	89%

In Lease-up
Vivo	91	91	62%	54%

[1] As of March 31, 2016, 6% of the apartment homes to be constructed were leased.

See the following pages for Terms and Definitions and a Summary of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)
Redevelopment and Development Portfolio	(Page 2 of 3)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Projected Net Operating Income Yield on Incremental Investment at Stabilization - for redevelopment projects, this represents projected stabilized incremental net operating income as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved, and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents, the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment and the projected revenues per apartment home following redevelopment or construction. Projections of stabilized revenues per apartment home are based on management’s judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and revenue achievement to date.

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Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio	(Page 3 of 3)

Community	Project Summary
One Canal Apartment Homes Boston, MA
Aimco is investing $195 million in the development of One Canal, a 12-story building in the historic Bulfinch Triangle neighborhood of Boston’s West End. Located near the Boston Garden, one block from North Station and adjacent to the historic North End, the site enjoys excellent access to public transit, the Government Center, Financial District, and Massachusetts General Hospital employment centers, as well as the dining, recreation, and shopping amenities of its urban core location. The building will include 310 apartment homes and 22,000 square feet of commercial space. The investment in One Canal has been and will be funded in part by a $114.0 million non-recourse property loan, of which $20.1 million was available to draw at March 31, 2016.

Anticipated construction completion is consistent with Aimco’s prior report. At March 31, 2016, 6% of the apartment homes were leased at rental rates ahead of underwriting. Initial occupancy is expected in May. The commercial space has been leased by a single retail tenant, with expected occupancy in second quarter 2016.

Park Towne Place Philadelphia, PA
The Park Towne Place redevelopment includes significant renovation of existing commercial space, upgrading common areas and amenities, and the phased redevelopment of apartment homes. The first phase included redevelopment of the site, commercial space, common areas and amenities, and the 229 apartment homes in the South Tower, one of the four residential towers that comprise the community. The second phase, which includes redevelopment of the 245 apartment home East Tower, was approved during the third quarter 2015 and is currently underway.

The estimated $97 million net investment of the approved phases, represents a gross investment of $116.6 million, reduced by $19.6 million of historic tax credits.

At March 31, 2016, Aimco had completed the redevelopment of 223 apartment homes in the South Tower, and Aimco had leased 88% of the completed apartment homes at rental rates above underwriting. One additional home was completed in April and the remaining units in the South Tower are being used as construction and relocation offices and will be completed at the end of the project. Aimco has completed construction of the retail market and tenants are in the process of occupying the space. Leasing of the redeveloped apartment homes in the East Tower has commenced.

As Aimco continues to evaluate the success of the project and other investment alternatives, Aimco may redevelop additional apartment homes at the property.  The entire cost to redevelop all apartment homes in the community could be between $156 to $164 million, reflecting a gross investment of $190 to $200 million reduced by $34 to $36 million of historic tax credits.

The Sterling Philadelphia, PA
The Sterling redevelopment includes significant renovation of existing commercial space, upgrading common areas and amenities, and the phased redevelopment of apartment homes. Aimco completed the renovation of the common areas, amenities and the ground-level retail space in 2015, at a cost consistent with underwriting. By the end of the first quarter, 68% of the 409 apartment homes approved for redevelopment were complete, on schedule and at a cost consistent with underwriting. At March 31, 2016, Aimco had leased 91% of the completed apartment homes in The Sterling, at rental rates above underwriting.

Based upon the success of the previously approved redevelopment project, during April 2016, Aimco approved a plan for a final phase that will include redevelopment of the remaining apartment homes and commercial space. Aimco will provide additional details about the final phase as part of its second quarter earnings release.

Vivo Apartment Homes Cambridge, MA
During 2015, Aimco acquired Vivo Apartment Homes, an eight-story, 91-apartment home community under construction near Kendall Square in Cambridge, Massachusetts. Vivo is in a location contiguous to a large life science complex, occupancy of which is expected in late spring or early summer 2016.

Construction of Vivo Apartment Homes was completed in the third quarter 2015. At March 31, 2016, 62% of the apartment homes were leased at rental rates above underwriting. Amenity finishes, including completion of a fitness center and finishes for a rooftop terrace, are scheduled to be completed in the summer of 2016. The estimated investment in these amenities is reflected in Aimco's estimated net investment at completion of $45 million.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION APARTMENT COMMUNITIES: Apartment Communities acquired since January 1, 2015.
AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco’s share of financial information discussed in this Earnings Release and Supplemental Information. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets and liabilities attributable to Aimco stockholders. Aimco also refers to this measure as “Aimco Share” of financial information. See Supplemental Schedules 2, 3, 4 and 5 for reconciliation of Aimco’s proportionate share of financial results to Aimco’s consolidated financial statements.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature. Portfolio average age is calculated on the basis of investment dollars. Market and portfolio Average Age of Apartment Communities is calculated on the basis of investment value.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado, flood or fire.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

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REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco’s portfolio of market-rate apartment communities.
CONVENTIONAL REDEVELOPMENT AND DEVELOPMENT APARTMENT COMMUNITIES: Communities currently under construction and those that have been completed in recent years that had not achieved and maintained stabilized occupancy for both the current and the comparable prior periods.
CONVENTIONAL SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are Conventional apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of occupancy as of January 1, 2015 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.
LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Debt and Preferred Equity to Adjusted EBITDA to be below 7.0x and the ratio of Adjusted EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to Adjusted EBITDA and Adjusted EBITDA Coverage of Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense less (i) prepayment penalties and amortization of debt issuance costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt. Adjusted Interest Expense, as used in the leverage ratios on Supplemental Schedule 5, is calculated as follows:

(in thousands) (unaudited)	Trailing Twelve Months Ended March 31,
	2016	2015
Interest expense per consolidated statements of operations	$193,800	$218,745
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(5,010)	(5,870)
Debt prepayment penalties and other non-interest items	(4,379)	(10,657)
Amortization of debt issuance costs	(4,305)	(3,778)
Interest income received on securitization investment	(6,188)	(5,813)
Adjusted Interest Expense	$173,918	$192,627
DEBT TO EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5, excluding preferred securities to (b) EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5 to (b) EBITDA.

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DEBT SERVICE COVERAGE RATIO: As defined in Aimco’s credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by a $350 per apartment home capital expenditure allowance (which Aimco refers to as “Compliance EBITDA”), to (b) debt service, which represents the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets.
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA): EBITDA represents Aimco’s share of the consolidated amount of our net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•	interest, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;

•
income taxes, to allow investors to measure our performance independent of income taxes, which may vary significantly from other companies within our industry due to leverage and tax planning strategies, among other drivers;

•	depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in our discussion of FFO and AFFO below; and

•
other items, including gains on dispositions of non-depreciable assets and non-cash stock-based compensation, as these are items that periodically affect our operations, but that are not necessarily representative of our ability to service our debt obligations.

A reconciliation of net income attributable to Aimco Common Stockholders to EBITDA for each of the periods presented is as follows:

	Trailing Twelve Months Ended
(in thousands) (unaudited)	March 31,
	2016	2015
Net income attributable to Aimco Common Stockholders	$169,846	$325,328
Adjustments:
Interest expense, net of noncontrolling interest	188,790	212,874
Income tax benefit	(27,485)	(25,346)
Depreciation and amortization, net of noncontrolling interest	304,236	279,367
Gains on disposition and other, net of income taxes and noncontrolling partners’ interests	(98,821)	(289,040)
Interest income earned on securitization investment	(6,188)	(5,813)
Other items, net	31,502	40,458
EBITDA	$561,880	$537,828

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DEFERRED TAX CREDIT INCOME: Deferred income includes $21.5 million of unamortized cash contributions previously received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors. Under existing tax credit agreements, Aimco will also receive additional semi-annual cash contributions totaling $20.3 million, of which $5.1 million will be received on average each year from 2016 through 2019.

(in thousands) (unaudited)
March 31, 2016
Deferred tax credit income balance	$21,455
Cash contributions to be received in the future	20,332
Total to be amortized	$41,787

(in thousands) (unaudited)	Revenue	Expense	Projected Income
2016 2Q - 4Q	$14,210	$(952)	$13,258
2017	14,918	(1,033)	13,885
2018	7,010	(545)	6,465
2019	4,309	(399)	3,910
2020	2,880	(319)	2,561
Thereafter	4,365	(2,657)	1,708
Total	$47,692	$(5,905)	$41,787
ECONOMIC OWNERSHIP: Represents Aimco’s share of the income or loss generated by an apartment community in which Aimco does not own all the equity interests. Economic ownership may differ from legal ownership due to terms of partnership agreements with profit and loss allocations that differ from stated ownership percentages.
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco’s ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco’s proportionate financial measures on a per-home basis.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco’s operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance.
AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests) and is Aimco’s primary measure of current period profitability.
FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) or net cash flows from operating activities, as determined in accordance with GAAP, as indications of performance or as measures of liquidity. There can be no assurance that Aimco’s method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.

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The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s updated 2016 guidance:

(dollars per share) (unaudited)	Second Quarter	Full Year
	2016	2016
Net income	$0.10	$0.46
Depreciation, net	0.46	1.87
Gain on disposition of real estate, net of tax	—	(0.04)
Pro forma FFO	0.56	2.29
Capital Replacements, net	(0.09)	(0.32)
AFFO	$0.47	$1.97
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the trailing twelve month prior to sale proportionate property NOI, less a 3.0% management fee, divided by Aimco gross proceeds.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that do not meet the Same Store Apartment Community definition because they have significant rent control restrictions or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event, or are expected to be sold within the next 12 months.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships and certain other corporate expenses and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below and on the following page.

Aimco evaluates the performance of its Conventional and Affordable portfolios using various operating and financial measures, including Proportionate NOI, which represents Proportionate Rental and Other Property Revenues less Proportionate Property Operating Expenses.  Aimco presents Proportionate Rental and Other Property Revenues, Property Operating Expenses and Property NOI for the trailing five quarters for its Conventional and Affordable portfolios on Supplemental Schedule 3. Reconciliation of the consolidated amounts of Rental and Other Property Revenues and Property Operating Expense, as originally reported in Aimco’s consolidated statements of operations, to the proportionate amounts presented in Supplemental Schedule 3 has been provided below.

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Reconciliation of GAAP to Supplemental Schedule 3 Proportionate Property NOI Amounts
(in thousands)(unaudited)	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Rental and other property revenues	$241,481	$239,646	$240,382	$238,637	$238,289
Sold and held for sale property revenues	(18)	(2,565)	(3,510)	(7,178)	(11,454)
Property management revenues	(2)	2	(7)	(3)	(2)
Proportionate share of unconsolidated partnerships	1,567	1,539	1,461	1,531	1,537
Noncontrolling interests	(7,329)	(7,359)	(7,428)	(7,239)	(7,114)
Proportionate property amount	235,699	231,263	230,898	225,748	221,256

Property operating expenses	88,397	87,350	88,621	87,930	95,492
Sold and held for sale property expenses	77	(419)	(1,258)	(3,553)	(5,285)
Casualties	(2,150)	(1,856)	(830)	(1,535)	(4,084)
Property management expenses	(5,900)	(6,788)	(5,806)	(6,101)	(6,005)
Proportionate share of unconsolidated partnerships	623	614	615	641	620
Noncontrolling interests	(2,398)	(2,328)	(2,361)	(2,294)	(2,425)
Total direct property operating expenses	78,649	76,573	78,981	75,088	78,313
Total Property Net Operating Income	$157,050	$154,690	$151,917	$150,660	$142,943

Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended March 31, 2016
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership and Other Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$180,425	$(7,185)	$173,240	$(310)	$172,930
Property operating expenses	55,729	(2,332)	53,397	527	53,924
Property NOI	$124,696	$(4,853)	$119,843	$(837)	$119,006

	Three Months Ended March 31, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership and Other Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$171,908	$(6,976)	$164,932	$38	$164,970
Property operating expenses	56,117	(2,362)	53,755	96	53,851
Property NOI	$115,791	$(4,614)	$111,177	$(58)	$111,119

Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended December 31, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership and Other Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$177,731	$(7,191)	$170,540	$(318)	$170,222
Property operating expenses	53,982	(2,254)	51,728	96	51,824
Property NOI	$123,749	$(4,937)	$118,812	$(414)	$118,398

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Ownership and other adjustments represents adjustments to provide comparability of Conventional Same Store results from period to period. The adjustments include ownership difference between the periods.
Additionally, property operating expenses for first quarter 2016 include a property tax refund which relates to periods prior to the affected apartment community’s inclusion in Aimco’s Conventional Same Store population.

PORTFOLIO QUALITY RATINGS: Aimco measures portfolio quality based on apartment community rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines portfolio quality as follows: “A” quality properties are those with rents greater than 125% of the local market average; “B” quality properties are those with rents between 90% and 125% of the local market average; “C+” quality properties are those with rents greater than $1,100 per month but lower than 90% of the local market average; and “C” quality assets are those with rents less than $1,100 per month and lower than 90% of the local market average.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2015 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from Net Real Estate Operations and shown separately on a net basis in Aimco’s Proportionate FFO presentation found in Supplemental Schedule 2.

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